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                                              THE SOMERSET GROUP, INC.
                                              UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BA
                                              December 31, 1994
                                                                                 Pro Forma
                                                         Pro Forma Adjustments   Adjusted
                                   Historical   Note   Debit   Note    Credit     Balance
ASSETS

  Current Assets:                               (a) $5,866,000 (b)   $485,000
     Cash and cash equivalents     $2,006,000   (c)  2,308,000 (d)    911,000   $8,784,000

  Trade accounts, notes and other receivables                  (a)    440,000
   less allowance for doubtful acco 6,070,000                  (c)  2,421,000    3,209,000

                                                               (a)    256,000
  Contracts in progress, unbilled   1,769,000                  (c)    590,000      923,000

  Inventories                         390,000                  (a)    155,000      235,000

  Prepaid expenses                    109,000                  (a)     15,000       94,000
  Net assets held for sale                      (f)  1,000,000                   1,000,000
                                    ---------        ---------      ---------    ---------
    Total Current Assets           10,344,000        9,174,000      5,273,000   14,245,000

  Investment in First Indiana Corp 24,265,000                    --             24,265,000
  Property, Plant and Equipment:
   Original cost                   10,280,000                  (a)  5,800,000      243,000
                                                               (f)  4,237,000
                                                (a)  3,322,000
  Less accumulated depreciation    (6,126,000)  (f)  2,622,000                    (182,000)
                                    ---------        ---------      ---------    ---------
                                    4,154,000        5,944,000     10,037,000       61,000

  Other Assets                      1,041,000                    --              1,041,000

   Total Assets                    39,804,000       15,118,000     15,310,000   39,612,000
                                    =========        =========      =========    =========
LIABILITIES AND SHAREHOLDERS EQUITY
  Current Liabilities
  Acccounts payable, accrued expenses
   and other payables              $3,041,000   (c)   $703,000                  $2,338,000

  Billings in excess of costs and
   recognized profit                  451,000                    --                451,000
                                    ---------        ---------      ---------    ---------
    Total Current Liabilities       3,492,000          703,000                   2,789,000

 Long-Term Notes Payable - Banks    5,500,000                    --              5,500,000
                                                (d)    106,000
  Deferred income taxes             4,383,000   (f)    243,000                   4,034,000
  Shareholders Equity              26,429,000   (f)    372,000 (e)  1,232,000   27,289,000
      Total Liabilities and
      Shareholders Equity          39,804,000        1,424,000      1,232,000   39,612,000
                                    =========        =========      =========   ==========
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